News Release

Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4996	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS

NASHVILLE, Tenn. (March 12, 2015) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended January 31, 2015.

Net sales for the 13 weeks ended January 31, 2015, increased 14.5% to $178.7 million compared with $156.1 million for the 13 weeks ended February 1, 2014. Comparable store sales for the fourth quarter of fiscal 2014, including e-commerce sales, increased 8.2% compared with flat comparable store sales in the prior-year quarter. Kirkland’s opened 11 stores and closed 4 during the fourth quarter, bringing the total number of stores to 344 at quarter end.

Net sales for the 52 weeks ended January 31, 2015, increased 10.2% to $507.6 million compared with $460.6 million for the 52 weeks ended February 1, 2014. Comparable store sales for fiscal 2014, including e-commerce sales, increased 6.1% compared with a 0.5% increase in fiscal 2013. The Company opened 34 stores and closed 14 during fiscal 2014.

Net income for the 13 weeks ended January 31, 2015, increased 26.2% to $15.6 million, or $0.87 per diluted share, compared with net income of $12.3 million, or $0.69 per diluted share, for the 13 weeks ended February 1, 2014.

Net income for the 52 weeks ended January 31, 2015, increased 22.6% to $17.8 million, or $1.00 per diluted share, compared with net income of $14.5 million, or $0.82 per diluted share, for the 52 weeks ended February 1, 2014.

Mike Madden, Kirkland’s President and Chief Executive Officer, said, “Earnings for the quarter and year came in at the top of our recently increased guidance. Traffic and conversion were both strong, and our profit margin improved for the second year in a row. Underlying business trends are encouraging thus far in 2015, despite the impact from difficult winter weather. We are confident that we can build on recent gains as we continue to leverage investments in people and technology.

“As we look to the longer term, our goal is to grow sales at a double-digit rate and return our operating margin to the high-single-digit range. To achieve these targets and deliver the returns we expect for our shareholders, we will be executing initiatives over the coming quarters to increase in-store productivity, optimize real estate growth, improve our e-commerce channel and tighten the focus on capital allocation.”

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KIRK Reports Fourth Quarter and Fiscal 2014 Results

March 12, 2015

Fiscal 2015 Outlook

Store Growth:
For the 52-week period ending January 30, 2016
(“fiscal 2015”), the Company expects to
achieve approximately 8% to 10% square footage
growth with 35 to 40 new store openings and 10
to 15 store closings. New store openings are
expected to be weighted toward the second and
third quarters of the year, and store closings
are expected to be spread evenly throughout
the year.

Sales:
Total sales for fiscal 2015 are expected to
increase approximately 10% to 12% compared
with fiscal 2014. This level of sales
performance would imply a comparable store
sales increase of approximately 3% to 5% for
fiscal 2015.

Margin & Expenses:
The Company expects gross profit margin to
remain relatively flat year-over-year as a
slight improvement in the merchandise margin
is offset by increases in e-commerce outbound
transportation and distribution center costs.
Operating expenses are expected to decrease as
a percent of sales.

Earnings:
Based on the above assumptions, the Company
expects fiscal 2015 earnings per share to be
in the range of $1.15 to $1.20, excluding a
$0.02 per diluted share charge related to the
retirement of the Company’s previous CEO. The
Company expects its full year tax rate to be
approximately 39%.

Cash Flow:
Capital expenditures in fiscal 2015 are
estimated to range between $27 million and $29
million compared with $30 million in fiscal
2014. Based on the above assumptions, the
Company expects to generate positive cash flow
in fiscal 2015.

First Quarter Fiscal 2015 Outlook
The Company issued guidance for the first quarter ending May 2, 2015, of net income of $0.09 to $0.12 per diluted share, excluding a $0.02 per diluted share charge related to the retirement of the Company’s previous CEO. Net sales are expected to be in the range of $117 million to $118 million with a comparable store sales increase in the range of 2% to 3%. To date in the first quarter, the Company had 558 store days closed or shortened due to severe winter weather compared with 315 store days in the prior year period. The Company expects to open 1 store and close approximately 3 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, March 12, 2015, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 317-0790. A replay of the conference call will be available through Thursday, March 19, 2015, by dialing (412) 317-0088 and entering the confirmation number, 10060347.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=101545 on March 12, 2015, beginning at 11:00 a.m. Eastern time. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 344 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden

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KIRK Reports Fourth Quarter and Fiscal 2014 Results

March 12, 2015

accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 17, 2014. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter and Fiscal 2014 Results

March 12, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	January 31,	February 1,
	2015	2014
Net sales	$178,683	$156,073
Cost of sales	102,013	91,441

Gross profit	76,670	64,632

Operating expenses:
Operating expenses	46,250	39,939
Depreciation	5,238	4,157

Operating income	25,182	20,536

Other income, net	(8)	(4)

Income before income taxes	25,190	20,540
Income tax expense	9,636	8,214

Net income	$15,554	$12,326

Earnings per share:
Basic	$0.91	$0.71

Diluted	$0.87	$0.69

Shares used to calculate earnings per share:
Basic	17,146	17,297

Diluted	17,778	17,903

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KIRK Reports Fourth Quarter and Fiscal 2014 Results

March 12, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(In thousands, except per share data)

	52-Week	52-Week
	Period Ended	Period Ended
	January 31,	February 1,
	2015	2014
Net sales	$507,621	$460,563
Cost of sales	304,724	279,747

Gross profit	202,897	180,816

Operating expenses:
Operating expenses	155,617	140,877
Depreciation	18,639	15,947

Operating income	28,641	23,992

Other (income) expense, net	(179)	33

Income before income taxes	28,820	23,959
Income tax expense	11,006	9,429

Net income	$17,814	$14,530

Earnings per share:
Basic	$1.03	$0.84

Diluted	$1.00	$0.82

Shares used to calculate earnings per share:
Basic	17,262	17,207

Diluted	17,793	17,685

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KIRK Reports Fourth Quarter and Fiscal 2014 Results

March 12, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	January 31,	February 1,
	2015	2014
ASSETS

Current assets:
Cash and cash equivalents	$99,138	$89,050
Inventories, net	55,775	52,637
Deferred income taxes	3,538	2,777
Other current assets	8,878	8,817

Total current assets	167,329	153,281

Property and equipment, net	90,992	80,329
Other assets	2,166	1,838

Total assets	$260,487	$235,448

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,705	$23,102
Income taxes payable	5,648	5,875
Other current liabilities	27,027	23,670

Total current liabilities	57,380	52,647

Non-current deferred income taxes	4,138	3,337
Deferred rent and other long-term liabilities	47,907	44,235

Total liabilities	109,425	100,219

Net shareholders’ equity	151,062	135,229

Total liabilities and shareholders’ equity	$260,487	$235,448

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KIRK Reports Fourth Quarter and Fiscal 2014 Results

March 12, 2015

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

		52-Week
	52-Week	Period Ended
	Period Ended	February 1,
	January 31, 2015	2014
Net cash provided by (used in):
Operating activities	$44,488	$39,213
Investing activities	(29,647)	(17,954)
Financing activities	(4,753)	(6)

Cash and cash equivalents:
Net increase	10,088	21,253
Beginning of the period	89,050	67,797

End of the period	$99,138	$89,050

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